Exhibit 10.4

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into November 7, 2012, by and between Gulfport Energy Corporation, a Delaware corporation (the “Company”), and Mike Liddell, an individual (“Executive”).

RECITALS
WHEREAS, the Company is engaged in the exploration and development of crude oil and natural gas fields and related activities.
WHEREAS, Executive is and has been for some time a principal officer of Company, and is experienced in the management and conduct of the Company’s business.
WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and the terms, covenants and conditions contained herein, the Company and Executive agree as follows:
1.EMPLOYMENT AND DUTIES.
1.1    General. The Company hereby employs Executive, and Executive agrees to serve, as Chairman of the Board of the Company, upon the terms and subject to the conditions set forth herein. Executive shall have all the responsibilities and powers normally associated with such position and Executive shall perform such other duties and responsibilities as may be designated from time to time by the Board of Directors.
1.2    Services. Executive shall devote such business time, energy and efforts faithfully and diligently as may be reasonably necessary to promote the Company’s interests. The terms of this Section 1 shall not prevent Executive from investing or otherwise managing his assets in such form or manner as he chooses and spending such time, whether or not during business hours, as he deems necessary to manage his investments, so long as he is able to fulfill his duties pursuant to Section 1.1 above.
2.    TERM.
Subject to the provisions for termination provided in Section 5, the term of Executive’s employment under this Agreement shall commence as of November 1, 2012 (the “Effective Date”) and shall terminate on the third anniversary of the Effective Date (the “Initial Period”); provided, however, that unless either party shall give written notice to the other party of an election not to extend or renew Executive’s employment hereunder at least ninety (90) days prior to the end of the Initial Period, or any anniversary thereof, the term of this Agreement shall automatically be extended by successive one-year periods (each an “Extension”). The term of this Agreement, including the Initial Period and any Extension, is hereinafter referred to as the “Employment Term.” Each 12 months period beginning on the Effective Date or any anniversary thereof and ending on the day prior to the anniversary thereof is hereinafter referred to as a “Contract Year.”
3.    COMPENSATION.
3.1    Base Salary. As compensation for services rendered under this Agreement, the Company shall pay to Executive a base salary (the “Base Salary”) at an annualized rate of $300,000 payable in accordance with the normal payroll procedures of the Company. From time to time at the sole discretion of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board of Directors”), Executive’s Base Salary shall be reviewed by the Compensation Committee and/or the Board of Directors and may be increased, but not decreased, by the Compensation Committee or the Board of Directors in their sole discretion. The term “Base Salary” as used herein shall mean and refer to the then current base salary, as adjusted from time to time in accordance with this Section 3.1. The Company shall deduct from the Base Salary amounts sufficient to cover applicable federal, state and/or local income tax withholdings and any other amounts which the Company is required to withhold by applicable law.
3.2    Bonuses.
3.2.1    Annual Cash Bonus.
3.2.1.1    In addition to Base Salary, Executive will be eligible, for each Contract Year during the Employment Term, to receive a discretionary cash bonus as determined by the Compensation Committee, if any, or to participate in any cash incentive plan then in existence and to receive an annual cash performance bonus (an “Annual Cash Bonus”) in accordance with the terms of such plan or plans; provided that the minimum annual bonus for each Contract Year during the Employment Term will not be less than $500,000 (the “Minimum Annual Bonus”). The amount of any such Annual Cash Bonuses (subject to the requirement to pay the Minimum Annual Bonus) and the annual target performance goals under any cash incentive plan that may be adopted during the Employment Term shall be determined by the Compensation Committee, in its sole discretion, and, subject to the Minimum Annual Bonus requirement, may be based on the Company’s fiscal year.
3.2.1.2    If Executive’s employment with the Company is terminated (i) by the Company other than for “Cause” (as defined herein), including if the Company provides notice of nonrenewal within 90 days of the end of the Initial Period or any Extension, (ii) by the Executive for Good Reason, or (iii) as a result of Executive’s Death or Disability (as provided in Section 5.1 herein), then Executive (or Executive’s estate, if applicable) will be entitled to a pro-rated portion of the Minimum Annual Bonus based on the Minimum Annual Bonus multiplied by a fraction, the numerator of which will be the number of days in the Contract Year that have elapsed between the beginning of the Contract Year and the date of employment termination and the denominator of which will be the total number of days (365/366) in the Contract Year. The Executive’s right to

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receive payment of any pro-rated Minimum Annual Bonus for the year of termination will be contingent on Executive’s timely execution and delivery to the Company of a general release substantially in the form attached hereto as “Exhibit A” as described in Section 6.1.4 herein and will be subject to payment at the same time as the payments described in Section 6.1.1 that are conditioned upon execution and delivery of a general release.
3.2.2    Equity Awards. In addition to the Base Salary, Executive will be eligible, for each fiscal year of the Company ending during the Employment Term, to participate in the Company’s Amended and Restated 2005 Stock Incentive Plan or such other equity incentive plan or plans then in existence for the benefit of employees, and may in the discretion of the Compensation Committee receive an equity award (an “Equity Award”), in accordance with the terms of such plan or plans. The timing and amount of such Equity Awards, any target performance goals and the vesting terms of such awards will be determined by the Compensation Committee in its sole discretion. Except as expressly set forth herein, any Equity Awards are pursuant to and will incorporate all terms and conditions of the Company’s Amended and Restated 2005 Stock Incentive Plan or such other equity incentive plan or plans then in existence for the benefit of employees, as applicable, and the Company’s standard form of award agreement. If Executive’s employment with the Company terminates prior to any scheduled vesting date then, except as expressly provided herein, Executive shall forfeit all rights and interests in and to such unvested Equity Awards.
3.3    Benefits.
3.3.1    Vacation. Executive shall be entitled to take up to four weeks paid vacation for each calendar year during Executive’s employment; provided, however, that vacation shall only be taken at such times as not to interfere with the necessary performance of Executive’s duties and obligations under this Agreement.
3.3.2    Other Benefits; Insurance. During the term of Executive’s employment under this Agreement, if and to the extent eligible, Executive shall be entitled to participate in all Company Group Health Plans then in effect, including, without limitation, any supplemental disability coverage available to similarly situated executive employees. For purposes of this Agreement, “Company Group Health Plans” means all operative medical, dental, group life, disability and accidental death and dismemberment insurance, all on the same basis generally applicable to similarly situated employees of the Company; provided, however, that nothing contained in this Agreement will, in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing, or otherwise terminating any Company Group Health Plan at any time (whether before or after the date of Executive’s termination). Executive will be eligible to receive life insurance coverage providing a death benefit of not less than $500,000.
3.3.3    Retirement Plans. During the term of Executive’s employment under this Agreement, if and to the extent eligible, Executive shall be entitled to participate in all Company Retirement Plans then in effect. For purposes of this Agreement, “Company Retirement Plans” means the Company’s 401(k) Profit Sharing Plan and all operative employee pension benefit plans (tax-qualified and nonqualified plans) that may in the future be sponsored or maintained by the Company, all on the same basis generally applicable to similarly situated employees of the Company;

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provided, however, that nothing contained in this Agreement will, in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing, or otherwise terminating any Company Retirement Plan at any time (whether before or after the date of Executive’s termination).
3.3.4    Reimbursement. Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses incurred in connection with the performance of the duties and obligations provided for in this Agreement. Reimbursement shall be paid upon prompt presentation of expense statements or vouchers and such other supporting information as the Company may from time to time require.
4.    TRADE SECRETS, CONFIDENTIAL INFORMATION AND INVENTIONS.
4.1    Trade Secrets. During the course of Executive’s employment, Executive will have access to various trade secrets, confidential information and inventions of Company as defined below.
4.1.3    “Confidential Information” means all information and material which is proprietary to the Company, whether or not marked as “confidential” or “proprietary” and which is disclosed to or obtained from the Company by the Executive, which relates to the Company’s past, present or future research, development or business activities. Confidential Information is all information or materials prepared by or for the Company and includes, without limitation, all of the following: designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, systems, methods, machinery, procedures, “know-how”, new product or new technology information, formulas, patents, patent applications, product prototypes, product copies, cost of production, manufacturing, developing or marketing techniques and materials, cost of production, development or marketing time tables, customer lists, strategies related to customers, suppliers or personnel, contract forms, pricing policies and financial information, volumes of sales, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets, as defined by Section 4.1.3, or non-public business information.
4.1.4    “Inventions” means all discoveries, concepts and ideas, whether patentable or not, including but not limited to, processes, methods, formulas, compositions, techniques, articles and machines, as well as improvements thereof or “know-how” related thereto, relating at the time of conception or reduction to practice to the business engaged in by the Company, or any actual or anticipated research or development by the Company.
4.1.5    “Trade Secrets” shall mean any scientific or technical data, information, design, process, procedure, formula or improvement that is commercially available to the Company and is not generally known in the industry.
This Section includes not only information belonging to Company which existed before the date of this Agreement, but also information developed by Executive for Company or its employees during his employment and thereafter.

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4.2    Restriction on Use of Confidential Information. Executive agrees that his use of Trade Secrets and other Confidential Information is subject to the following restrictions during the term of the Agreement and for an indefinite period thereafter so long as the Trade Secrets and other Confidential Information have not become generally known to the public.
4.2.5    Non-Disclosure. Except as required by the performance of the Executive’s services to the Company under the terms of this Agreement, Executive shall not, directly or indirectly disclose, or permit others to disclose the Company’s Trade Secrets, Confidential Information and/or Inventions as defined above.
4.2.6    Return of Company Information. Upon termination of Executive’s employment with Company for any reason, Executive will surrender and return to Company all documents and materials in his possession or control which contain Trade Secrets, Inventions and other Confidential Information. Executive shall immediately return to the Company all lists, books, records, materials and documents, together with all copies thereof, and all other Company property in his possession or under his control, relating to or used in connection with the business of the Company. Executive acknowledges and agrees that all such lists, books, records, materials and documents, are the sole and exclusive property of the Company.
4.2.7    Prohibition Against Unfair Competition. At any time after the termination of his employment with Company for any reason, Executive will not engage in competition with Company while making use of the Trade Secrets of Company.
4.3    Patents and Inventions. Executive agrees that any Inventions made, conceived or completed by Executive during the term of Executive’s service, solely or jointly with others, which are made with the Company’s equipment, supplies, facilities or Confidential Information, or which relate at the time of conception or reduction to purpose of the Invention to the business of the Company or the Company’s actual or demonstrably anticipated research and development, or which result from any work performed by Executive for the Company, shall be the sole and exclusive property of the Company, and all Trade Secrets, Confidential Information, copyrightable works, works of authorship, and all patents, registrations or applications related thereto, all other intellectual property or proprietary information and all similar or related information (whether or not patentable and copyrightable and whether or not reduced to tangible form or practice) which relate to the business, research and development, or existing or future products or services of the Company and/or its subsidiaries and which are conceived, developed or made by Executive during Executive’s employment with the Company (“Work Product”) shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C. §101 et seq., as amended) and owned exclusively by the Company. To the extent that any Work Product is not deemed to be a “work made for hire” under applicable law, and all right, title and interest in and to such Work Product have not automatically vested in the Company, Executive hereby (a) irrevocably assigns, transfers and conveys, and shall assign transfer and convey, to the fullest extent permitted by applicable law, all right, title and interest in and to the Work Product on a worldwide basis to the Company (or such other person or entity as the Company shall designate), without further consideration, and (b) waives all moral rights in or to all Work Product, and to the extent such rights may not be waived, agrees not to assert such rights against the Company or its respective licensees, successors, or assigns. In order to permit the Company to claim rights to which it may be entitled, Executive agrees to promptly

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disclose to the Company in confidence all Work Product which the Executive makes arising out of the Executive’s employment with the Company. Executive shall assist the Company in obtaining patents on all Work Product patentable by the Company in the United States and in all foreign countries, and shall execute all documents and do all things necessary to obtain letters patent, to vest the Company with full and extensive title thereto, and to protect the same against infringement by others.
5.    TERMINATION OF EMPLOYMENT.
5.1    Termination by Reason of Death or Disability. Executive’s employment hereunder shall terminate immediately upon the death of Executive. The Company may terminate this Agreement upon written notice to Executive if Executive suffers any physical or mental impairment or incapacity that results in Executive being unable to perform Executive’s essential duties, responsibilities and the functions of Executive’s position with the Company for periods aggregating one-hundred twenty (120) days in any three hundred sixty (360) day period (“Disability”).
5.2    Termination by Company for Cause. The employment of Executive hereunder shall terminate immediately upon written notice delivered by the Company to the Executive of termination for “Cause”. “Cause” shall mean (i) Executive’s conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise; or (y) any crime of moral turpitude; (ii) gross misconduct in the performance of Executive’s duties; or (iii) the repeated failure by Executive (except by reason of Disability) to render full and proper services as required by the terms of Executive’s employment after failure to cure such failure within 30 days after receiving written notice from the Company or the Board of Directors detailing the alleged failure.
5.3    Termination by the Company without Cause. The employment of Executive hereunder shall terminate immediately upon written notice delivered by the Company to the Executive of termination by the Company upon delivery to Executive of written notice of termination by the Company, which shall be deemed to be “without cause” unless termination is expressly stated to be pursuant to Section 5.1 or Section 5.2.
5.4    Termination by the Executive for Good Reason. The employment of Executive hereunder shall terminate 30 days following the date on which Executive shall give the Company notice of termination for Good Reason (as hereinafter defined), or such earlier date as may be determined by the Company, the Compensation Committee or the Board of Directors. For purposes of this Agreement, “Good Reason” shall mean without Executive’s consent (i) a material diminution in the duties, authority or responsibilities of Executive or a material breach of this Agreement by the Company, or (ii) requiring Executive to relocate his principal place of employment to a location that is more than thirty-five (35) miles from the location of the Company’s principal office in the Oklahoma City area as of the Effective Date, provided that the Company fails to cure such material diminution, breach or relocation within 30 days of receipt of a written notice from Executive of such Good Reason event (which notice shall be provided by Executive to the Company within 90 days following the initial occurrence of such event). Executive’s Termination Date as a result of any of the foregoing events must occur within two (2) years of the initial occurrence of any such event.

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6.    PAYMENTS UPON TERMINATION.
6.1    Termination Other Than For Cause. If Executive’s employment with the Company is terminated (i) by the Company other than for “Cause” (as defined herein), including if the Company provides notice of nonrenewal within 90 days of the end of the Initial Period or any Extension, (ii) by the Executive for Good Reason, or (iii) as a result of Executive’s Death or Disability (as provided in Section 5.1 herein), then:
6.1.1    the Company shall provide Executive (or Executive’s estate, if applicable) (i) on the Termination Date (as such term is defined in Section 6.3), a lump sum payment equal to all accrued and unpaid salary and other compensation payable to Executive by the Company and all accrued and unpaid vacation and sick pay payable to Executive by the Company with respect to services rendered by Executive to the Company through the Termination Date; and (ii) subject to Section 6.1.4 and Section 10.10.5, a lump sum payment on the sixtieth (60th) day following the Termination Date equal to the amount Executive would have earned as Base Salary and Minimum Annual Bonus during the two-year period following such date had Executive’s employment not been terminated, reduced by the fixed and determinable amount of any payments to be made to Executive during the two-year period following Executive’s termination under any long-term disability insurance policy maintained by the Company for Executive’s benefit; and
6.1.2    subject to Section 6.1.4, (i) all restricted stock and restricted stock units that have been granted to Executive by the Company and that would have vested during the three-year period following the Termination Date solely as a result of Executive’s continued service to the Company will immediately vest on the Termination Date, and (ii) all stock options and stock appreciation rights that have been granted to Executive by the Company and that would have vested during the three-year period following the Termination Date solely as a result of Executive’s continued service to the Company will immediately vest and become exercisable on the Termination Date and will remain exercisable in accordance with the terms and conditions applicable to such equity award; and
6.1.3    subject to Section 6.1.4, the Company will pay the cost for continuation coverage under the Company Group Health Plans (as defined herein, and to the extent permitted by applicable law and the terms of each Company Group Health Plan) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Executive and his eligible family members covered under the Company Group Health Plan immediately prior to Termination Date. Such premiums will be paid by the Company during the 18 month period immediately following Executive’s Termination Date or until Executive becomes eligible for group health plan benefits from another employer, whichever occurs first, provided that Executive timely elects COBRA coverage (“COBRA Benefits”) and provided that Executive’s continued participation is possible under the general terms and provisions of such Company Group Health Plans. Executive agrees to promptly inform the Company in writing if Executive becomes eligible to receive group health coverage from another employer. The period of such COBRA Benefits will be considered part of Executive’s COBRA coverage entitlement period. At the conclusion of the maximum 18 month period for which the Company will pay the cost of COBRA Benefits, as provided above, Executive may, at Executive’s sole expense, continue to receive COBRA Benefits for the remainder of the

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COBRA coverage entitlement period, if any, provided under the terms of the Company Group Health Plans; and
6.1.4    notwithstanding anything herein to the contrary, it shall be a condition to Executive’s right to receive the amounts provided for in Section 3.2.1.2, Section 6.1.1, Section 6.1.2 and Section 6.1.3, that Executive timely execute and deliver to the Company, a general release substantially in the form attached hereto as “Exhibit A” (the “General Release”) within twenty-one (21) days of its delivery to Executive (or such longer period as may be required under the Age Discrimination in Employment Act of 1967, as amended), without subsequent revocation of the General Release. Upon satisfaction of the General Release condition, the payment of the severance benefits will commence as provided in Section 6.1.1.
6.2    Termination by the Company For Cause or by the Executive because of a Voluntary Termination. If Executive’s employment with the Company is terminated (i) by the Company for “Cause” (as defined herein), or (ii) by the Executive voluntarily other than for Good Reason, Executive will be entitled to receive on the Termination Date (as such term is defined in Section 6.3), a lump sum payment equal to all accrued and unpaid salary and other compensation payable to Executive by the Company and all accrued and unpaid vacation and sick pay payable to Executive by the Company with respect to services rendered by Executive to the Company through the Termination Date and, subject to the general release requirement in Section 3.2.1.2 and Section 6.1.4, the payment of a pro-rated Minimum Annual Bonus amount.
6.3    Termination Date. For purposes of this Section 6, the term, “Termination Date” shall mean that date of Executive’s “separation from service” as that term is defined in Section 1.409A-1(h) of the Treasury Regulations.
6.4    Timing of Payment. Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if Executive is deemed by the Board of Directors (or its delegate), in its sole discretion, to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, Executive agrees that any non-qualified deferred compensation payments due to Executive under this Agreement in connection with a termination of Executive’s employment that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum on the first business day of the seventh month following Executive’s Termination Date.
7.    CHANGE IN CONTROL.
7.1    Notwithstanding the provisions of any other agreement to the contrary, if Executive’s employment with the Company or its successor is terminated on or before the second anniversary of the date of occurrence of a Change in Control (a) by the Company or its successor other than for Cause, (b) by the Executive for Good Reason, or (c) as a result of Executive’s death or disability, then, in addition to the benefits provided in Section 6.1 hereof, (i) all restricted stock and restricted stock units that have been granted to Executive by the Company and that would have vested at any time after the date of Executive’s termination solely as a result of Executive’s continued service to the Company will immediately vest on the date of termination; and (ii) all stock options and stock

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appreciation rights that have been granted to Executive by the Company and that would have vested at any time after the date of Executive’s termination solely as a result of Executive’s continued service to the Company will immediately vest and become exercisable on the date of termination.
7.2    For purposes of this Section 7, a “Change in Control” of the Company will be deemed to have occurred if: (a) there shall be consummated (i) any consolidation or merger of the Company into or with another person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the persons who were stockholders of the Company immediately prior to the consummation of such consolidation or merger are the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act), immediately following the consummation of such consolidation or merger, of more than 50% of the combined voting power of the then outstanding voting securities of the person surviving or resulting from such consolidation or merger, (ii) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (iii) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (i.e., more than 50% of the gross fair market value of the assets of the Company, determined without regard to any liabilities associated with such assets); or (iv) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the company.
8.    INJUNCTIVE RELIEF.
Executive hereby recognizes, acknowledges and agrees that in the event of any breach by Executive of any of his covenants, agreements, duties or obligations hereunder, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Executive therefore agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by Executive of any of the covenants, agreements, duties or obligations hereunder, the Company or its subsidiaries shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company or its subsidiaries or any of the covenants, agreements, duties or obligations of Executive hereunder, or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the Company or its subsidiaries thereof resulting therefrom; provided, however, that nothing contained in this Section 8 shall be deemed or construed in any manner whatsoever as a waiver by the Company or its subsidiaries of any of the rights which any of them may have against Executive at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Executive of any of his covenants, agreements, duties or obligations hereunder.
9.    NON-SOLICITATION.
For so long as Executive is employed by the Company and continuing for twelve (12) months thereafter, Executive shall not, without the prior written consent of the Company, directly or

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indirectly, as a sole proprietor, member of a partnership, stockholder, or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (i) (x) solicit or endeavor to entice away from the Company, or any of its subsidiaries or affiliates, any person or entity who is employed by, or serves as an agent or key consultant of, the Company, or any of its subsidiaries or affiliates, or (y) solicit any person or entity who during the then most recent twelve (12) month period, was employed by or served as an agent or key consultant of the Company or any of its subsidiaries or affiliates, or (ii) endeavor to entice away from the Company or any of its subsidiaries or affiliates or solicit with respect to services then being rendered or planned, proposed or contemplated to be rendered by the Company or any such subsidiary or affiliate, any persons or entity who is, or was within the then most recent twelve (12) month period, a customer or client (or reasonably anticipated, to the general knowledge of Executive or the public, to become a customer or client) of the Company or any of its subsidiaries or affiliates.
10.    MISCELLANEOUS.
10.1    Entire Agreement. This Agreement contains the entire agreement of the parties regarding the employment of Executive by the Company and supersedes any prior agreement, arrangement or understanding, whether oral or written, between the Company and Executive concerning Executive’s employment hereunder.
10.2    Notices. All notices, requests and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by facsimile transmission with a copy delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

If to the Company:	Gulfport Energy Corporation 14313 North May Avenue, Suite 100 Oklahoma City, Oklahoma 73134 Attention: Board of Directors
If to Executive:	Mike Liddell 14313 North May Avenue, Suite 100 Oklahoma City, Oklahoma 73134 or the Executive’s address in the Company’s personnel records
Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section 10.2.
10.3    Governing Law. This Agreement has been made and entered into in the state of Oklahoma and shall be construed in accordance with the laws of the state of Oklahoma without regard to the conflict of laws principles thereof.

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10.4    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
10.5    Interpretation. The Compensation Committee or Board of Directors of the Company shall make all determinations under this Agreement and shall have the exclusive authority to interpret its terms and conditions. All determinations and interpretations made by the Compensation Committee or Board of Directors shall be final for all purposes and binding on the parties.
10.6    Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
10.7    Successors and Assigns. This Agreement and all obligations and benefits of Executive and the Company hereunder shall bind and inure to the benefit of Executive and the Company, their respective affiliates, and their respective successors and assigns.
10.8    Amendments and Waivers. No amendment or waiver of any term or provision of this Agreement shall be effective unless made in writing. Any written amendment or waiver shall be effective only in the instance given and then only with respect to the specific term or provision (or portion thereof) of this Agreement to which it expressly relates, and shall not be deemed or construed to constitute a waiver of any other term or provision (or portion thereof) waived in any other instance.
10.9    Title and Headings. The titles and headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.
10.10    Compliance with Tax Rules for Nonqualified Deferred Compensation Plans. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be administered, interpreted, and construed in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under Section 409A of the Code.
10.10.1    For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments.
10.10.2    Payment dates provided for in this Agreement will be deemed to incorporate grace periods that are treated as made upon a designated payment date as provided by Treasury Regulation §1.409A-3(d).
10.10.3    If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, the Company and Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. The preceding provisions, however, shall not be construed as a guarantee or warranty by the Company of any particular tax effect to Executive under this Agreement. The Company will not

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be liable to Executive for any payment made under this Agreement, at the direction or with the consent of Executive, that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.
10.10.4    “Termination of employment,” “Termination Date,” “date of termination” or words of similar import, as used in this Agreement mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, Executive’s “separation from service” as defined in Treasury Regulation § 1.409A-1(h).
10.10.5    Payments under Section 6 and elsewhere in this Agreement will be administered and interpreted to maximize the exceptions to Code Section 409A for short-term deferrals and for separation pay due to involuntary separation from service. Any payment under this Agreement that is payable during the short-term deferral period (as described in Treasury Regulations §1.409A-1(b)(4)) or that is paid within the involuntary separation pay safe harbor (as described in Treasury Regulations §1.409A-1(b)(9)(iii)) will be treated as not providing for a deferral of compensation and will not be aggregated with any nonqualified deferred compensation plans or payments. The Severance Payments under Section 6 will commence on the date provided in Section 6.1.1, subject to the General Release requirement. It is intended that the Severance Payments will in all events commence 60 days following Executive’s Separation from Service, regardless of which taxable year Executive actually delivers the executed General Release to the Company. However, if the Severance Payments are deferred compensation subject to Code Section 409A and if the period during which Executive has discretion to execute or revoke the General Release required in Section 6.1.4 exceeds 60 days from the date of termination, the payments will commence on the eighth day following receipt by the Company of Executive’s executed General Release. If the period during which Executive has discretion to execute or revoke the General Release required in Section 6.1.4 straddles two taxable years of Executive, then the Company will commence the Severance Payments in the second of such taxable years. Executive may not, directly or indirectly, designate the calendar year of the commencement of any payment hereunder. Notwithstanding the foregoing, amounts payable hereunder which are not nonqualified deferred compensation, or which may be accelerated pursuant to Section 409A, such as distributions for applicable tax payments, may be accelerated, but not deferred, at the sole discretion of the Company.
10.10.6    Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A of the Code, if Executive is deemed by the Board (or its delegate), in its sole discretion, to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, Executive agrees that any non-qualified deferred compensation payments due to Executive under this Agreement in connection with a termination of Executive’s employment that would otherwise have been payable at any time during the period immediately following such termination of employment and ending on the date that is six months after the Termination Date (or if earlier, Executive’s date of death) shall not be paid prior to, and shall instead be payable in a lump sum on the first business day following the end of such non-payment period.
10.11    Survival. Notwithstanding anything to the contrary contained herein, the provisions of Section 4, Section 8, Section 9, and Section 10 shall survive the termination of this Agreement.

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[Signatures on following page]

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IN WITNESS WHEREOF, each of the parties has signed this Agreement on the date opposite his signature below.

Date: November 7, 2012	THE “COMPANY” GULFPORT ENERGY CORPORATION By: /s/ James D. Palm Name: James D. Palm Its: Chief Executive Officer
Date: November 7, 2012	THE “EXECUTIVE” /s/ Mike Liddell Mike Liddell, in his individual capacity

Signature page to Employment Agreement

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS
This general release (this “Agreement”) is entered into pursuant to the terms and conditions of the Employment Agreement, originally dated November 7, 2012 (“Employment Agreement”), between Mike Liddell (“Executive”) and Gulfport Energy Corporation (the “Company”). In exchange for and in consideration of the benefits described in the Employment Agreement (the “Severance Benefits”), Executive, on behalf of Executive and his agents, representatives, administrators, receivers, trustees, estates, heirs, devisees, assignees, legal representatives, and attorneys, past or present (as the case may be), hereby irrevocably and unconditionally releases, discharges, and acquits all the Released Parties (as defined below) from any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys’ fees and causes of action of every kind and nature, known and unknown, asserted and unasserted, accrued or unaccrued, liquidated or contingent, direct or indirect up to the effective date of this Agreement, including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with (i) Executive’s employment with the Company or the termination thereof; (ii) Executive’s employment agreement, or offer letter or any other agreements between Executive and the Company or the termination thereof; (iii) any treatment of Executive by any of the Released Parties, which shall include, without limitation, any treatment or decisions with respect to hiring, placement, promotion, discipline, work hours, demotion, transfer, termination, compensation, performance review, or training; (iv) any statements or alleged statements by the Company or any of the Released Parties regarding Executive, whether oral or in writing; (v) any damages or injury that Executive may have suffered, including without limitation, emotional or physical injury, compensatory damages, or lost wages; or (vi) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever.
Said release shall be construed as broadly as possible and shall also extend to release the Released Parties, without limitation, from any and all claims that Executive has alleged or could have alleged, whether known or unknown, accrued or unaccrued, against any Released Party for violation(s) of any of the following: the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Civil Rights Act of 1991; Sections 1981-1988 of Title 42 of the United States Code; the Equal Pay Act; the Employee Retirement Income Security Act of 1974, as amended; the Immigration Reform Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Fair Labor Standards Act, as amended; the Occupational Safety and Health Act, as amended; any other federal, state, or local law or ordinance; any public policy, whistleblower, contract, tort, or common law; and any demand for costs or litigation expenses, except as otherwise provided in the Employment Agreement, including but not limited to attorneys’ fees.
The term “Released Parties” or “Released Party” as used herein shall mean and include: the Company and its parents, subsidiaries, affiliates, investors and all of their predecessors and successors (collectively, the “Released Entities”), and with respect to each such Released Entity, all of its former, current, and future officers, directors, agents, representatives, employees, servants, owners, shareholders, partners, joint venturers, investors, attorneys, insurers, administrators, and fiduciaries, and any other persons acting by, through, under, or in concert with any of the persons or entities listed herein.
Pursuant to the Older Workers Benefit Protection Act of 1990, Executive understands and acknowledges that by executing this Agreement and releasing all claims against any of the Released Parties, he has waived any and all rights or claims that he has or could have against any Released Party under the Age Discrimination in Employment Act, which includes any claim that any Released Party discriminated against Executive on account of his age. Executive also acknowledges the following:
(a)    The Company, by this written Agreement, has advised Executive to consult with an attorney prior to executing this Agreement;
(b)    Executive has had the opportunity to consult with his own attorney concerning this Agreement and Executive acknowledges that this Agreement is worded in an understandable way;
(c)    The rights and claims waived in this Agreement are in exchange for additional consideration over and above anything to which Executive was already undisputedly entitled;
(d)    This Agreement does not include claims arising after the Effective Date of this Agreement (as defined below), provided, however, that any claims arising after the Effective Date of this Agreement from the then-present effect of acts or conduct occurring before the Effective Date of this Agreement shall be deemed released under this Agreement; and
(e)    The Company has provided Executive the opportunity to review and consider this Agreement for twenty-one (21) days from the date Executive receives this Agreement. At Executive’s option and sole discretion, Executive may waive the twenty-one (21) day review period and execute this Agreement before the expiration of twenty-one (21) days. In electing to waive the twenty-one (21) day review period, Executive acknowledges and admits that he was given a reasonable period of time within which to consider this Agreement and his waiver is made freely and voluntarily, without duress or any coercion by any other person.
Executive may revoke this Agreement within a period of seven (7) days after execution of this Agreement. Executive agrees that any such revocation is not effective unless it is made in writing and delivered to the Company by the end of the seventh (7th) calendar day. Under any such valid revocation, Executive shall not be entitled to any severance pay or any other benefits under this Agreement. This Agreement becomes effective on the eighth (8th) calendar day after it is executed by both parties.
Executive confirms that no claim, charge, or complaint against any of the Released Parties, brought by him, exists before any federal, state, or local court or administrative agency. Executive hereby waives his right to accept any relief or recovery, including costs and attorney’s fees, from any charge or complaint before any federal, state, or local court or administrative agency against any of the Released Parties, except as such waiver is prohibited by law.

The existence, terms, and conditions of this Agreement are and shall be deemed to be confidential and shall not hereafter be disclosed by Executive to any other person or entity, except (i) as may be required by law, regulation or applicable securities exchange requirements; and (ii) to Executive’s attorneys, spouse, accountants and/or financial advisors, provided that the person to whom disclosure is made is made aware of the confidentiality provisions of this Agreement and such person/s agrees to keep the terms of this Agreement confidential. Executive further agrees not to solicit or initiate any demand by others not party to this Agreement for any disclosure of the existence, terms, and conditions of this Agreement.
Executive agrees that he will not, unless otherwise prohibited by law, at any time hereafter, participate in as a party, or permit to be filed by any other person on his behalf or as a member of any alleged class of person, any action or proceeding of any kind, against the Company, or its past, present, or future parents, subsidiaries, divisions, affiliates, employee benefit and/or pension plans or funds, successors and assigns and any of their past, present or future directors, officers, agents, trustees, administrators, attorneys, employees or assigns (whether acting as agents for the Company or in their individual capacities), with respect to any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement. Executive further agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by this paragraph and that this Agreement shall act as a bar to recovery in any such proceedings.
Executive agrees that neither this Agreement nor the furnishing of the consideration set forth in this Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind. Executive further acknowledges and agrees that the consideration provided for herein is adequate consideration for Executive’s obligations under this Agreement.
This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without regard to its conflicts of law provisions. If any provision of this Agreement other than the general release set forth above is declared legally or factually invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable to any extent or in any application, then such provision immediately shall become null and void, leaving the remainder of this Agreement in full force and affect. If any portion of the general release set forth in this Agreement is declared to be unenforceable by a court of competent jurisdiction in any action in which Executive participates or joins, Executive agrees that all consideration paid to him under the Employment Agreement shall be offset against any monies that he may receive in connection with any such action.
This Agreement, together with the Employment Agreement, sets forth the entire agreement between Executive and the Released Parties and it supersedes any and all prior agreements or understandings, whether written or oral, between the parties, except as otherwise specified in this Agreement or the Employment Agreement. Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in this Agreement.

This Agreement may not be amended except by a written agreement signed by both parties, which specifically refers to this Agreement.
EXECUTIVE ACKNOWLEDGES THAT HE CAREFULLY HAS READ THIS AGREEMENT; THAT HE HAS HAD THE OPPORTUNITY TO THOROUGHLY DISCUSS ITS TERMS WITH COUNSEL OF HIS CHOOSING; THAT HE FULLY UNDERSTANDS ITS TERMS AND ITS FINAL AND BINDING EFFECT; THAT THE ONLY PROMISES MADE TO SIGN THIS AGREEMENT ARE THOSE STATED AND CONTAINED IN THIS AGREEMENT; AND THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY. EXECUTIVE STATES THAT HE IS IN GOOD HEALTH AND IS FULLY COMPETENT TO MANAGE HIS BUSINESS AFFAIRS AND UNDERSTANDS THAT HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT.
IN WITNESS WHEREOF, Executive has executed this Agreement as of the date set forth below.

AGREED AND ACCEPTED

__________________________
__________________

Date: _____________________

Sworn to and subscribed before me
this ____ day of _________, 20__

________________________________________Notary Public

RECEIPT OF AGREEMENT
I acknowledge that I received today a copy of Gulfport Energy Corporation’s General Release of all Claims (the “Agreement”). I have been advised of the following:
1)    That I have twenty-one (21) days to consider the Agreement.
2)    I have the opportunity to discuss with Gulfport Energy Corporation any questions or concerns I may have regarding the terms or language of the Agreement.
3)    I have been advised to see an attorney of my choosing to review the Agreement.
4)    I should not sign the Agreement unless I fully understand its terms and, if I sign the Agreement, I do so of my own free will.
5)    I have seven (7) days after signing the Agreement to revoke the Agreement, and the Agreement shall not become effective, enforceable or binding until this revocation period has expired. Any revocation must be in writing and either postmarked and mailed to or hand-delivered to the Company within seven (7) days after I sign the Agreement.
6)    The Agreement does not waive any rights or claims that may arise after its execution.
7)    In consideration for signing the Agreement, I will be receiving Severance Benefits or benefits in addition to any monies I am already entitled to.
8)    No other promises have been made to me beyond the terms of the Employment Agreement and the Agreement.

Dated:    _____________            ________________________________
_____________
WITNESS:

Dated:_____________    ________________________________        Signature

________________________________
Witness’ printed name and title

WAIVER OF 21-DAY REVIEW PERIOD – OPTIONAL
I acknowledge that I was provided with a copy of Gulfport Energy Corporation’s General Release of all Claims (the “Agreement”) on ___________, I have had an opportunity to review the Agreement, have been afforded the opportunity to have it reviewed by an attorney of my choosing, and have made the voluntary decision to execute the Agreement prior to the expiration of the twenty-one (21) day review period. Therefore, I have executed the Agreement today, and I understand that I have seven (7) days from today to revoke the Agreement in writing. I further understand that the Agreement shall not become effective, enforceable, or binding until this revocation period has expired.

Dated:    _____________            ________________________________
_____________
WITNESS:

Dated:_____________    ________________________________        Signature

________________________________
Witness’ printed name and title